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Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Verizon Florida Inc. for the registration of $10,000,000 of Debentures and to the incorporation by reference therein of our report dated January 31, 2002, with respect to the financial statements and financial statement schedule of Verizon Florida Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
September 26, 2002